Ex. 10.3

EVERGY, INC.
RESTRICTED STOCK AWARD AGREEMENT
(TIME-BASED VESTING)

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is entered into as of January 4, 2021 (the “Grant Date”), by and between Evergy, Inc. (the “Company”) and David A. Campbell (the “Grantee”). All capitalized terms in this Agreement that are not defined herein shall have the meanings ascribed to such terms in the Company’s Long-Term Incentive Plan, as amended and restated from time to time (the “Plan”).
WHEREAS, Grantee is employed by the Company or one of its Subsidiaries and the Company desires to (i) encourage Grantee to acquire an interest in the growth and performance of the Company, (ii) provide Grantee with an incentive to enhance the value of the Company for the benefit of its customers and shareholders and (iii) encourage Grantee to remain in the employ of the Company as one of the key employees upon whom the Company’s success depends; and
WHEREAS, the Company wishes to grant to Grantee, and Grantee wishes to accept, an Award of Restricted Stock, pursuant to the terms and conditions of the Plan and this Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:
1.Restricted Stock Award. The Company hereby grants to Grantee an Award of [Number] shares of Restricted Stock (the “RSAs”). Each RSA is subject to the terms and conditions set forth in this Agreement and the Plan, the terms and conditions of which are incorporated herein by reference.
2.Terms and Conditions. In addition to the terms and conditions in the Plan, this Award of RSAs is subject to the following terms and conditions:
a.Vesting of RSAs. The RSAs will vest on [December 31, 2021] [December 31, 2022] [December 31, 2023]1 (the “Vesting Date”), provided, except as provided in paragraph 2.b. of this Agreement, (i) Grantee establishes his principal residence (or is under contract for such residence) within the Company’s service territory in the greater Kansas City metropolitan area (as defined by the Company) no later than July 6, 2021, and (ii) Grantee remains continuously employed by the Company or one of its Subsidiaries during the entire period that begins on the Grant Date and ends on the Vesting Date (the “Restricted Period”).
b.Accelerated Vesting on account of Death, Disability, Termination without Cause or Resignation for Good Reason. If Grantee experiences a termination of employment on account of Grantee’s death or Disability before the end of the Restricted Period, then, as of the date of Grantee’s termination of employment on account of death or Disability, the unvested RSAs shall vest. If Grantee’s employment is terminated without “Cause” (as “Cause” is defined in the Company’s Executive Severance Plan) or if Grantee resigns with “Good Reason”
1 Mr. Campbell will receive a total of 54,054 restricted shares, with one-third of that amount (18,018), less any withholding for any taxes, vesting on each of December 31, 2021, December 31, 2022 and December 23, 2023.

(as “Good Reason” is defined in the Change in Control Severance Agreement between Grantee and the Company of date even herewith, without the requirement that a change in control occur), then, as of the date of Grantee’s termination of employment without Cause or with Good Reason, the unvested RSAs shall vest.
c.    Forfeiture of RSAs. Except as otherwise provided in paragraph 2.b. of this Agreement, if Grantee’s employment terminates for any reason before the end of the Restriction Period, or Grantee fails to establish his principal residence (or is not under contract for such residence) within the Company’s service territory in the greater Kansas City metropolitan area (as defined by the Company) by July 6, 2021, the RSAs will be forfeited.
d.    Limits on Transfer of RSAs. Subject to any exceptions set forth in the Plan, during the Restricted Period and until such time as the RSAs vest in accordance with the terms of this Agreement, neither the RSAs nor any rights relating thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSAs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the RSAs and all rights relating thereto will be immediately forfeited by Grantee without any payment, settlement, or consideration by the Company.
e.    Rights as a Shareholder. Except as provided in (d) above, Grantee shall have all rights as a shareholder with respect to the Shares underlying the RSAs.
f.    Dividends. During the Restricted Period and with respect to all RSAs, Grantee shall receive any dividends (cash or stock) paid by the Company to the Company’s shareholders; provided, however, if the RSAs are forfeited pursuant to Section 1.b. above, Grantee shall be obligated to repay to the Company the value of all dividends paid during the Restricted Period to Grantee on the forfeited RSAs. Grantee acknowledges that the Company is permitted to satisfy such repayment obligation by withholding from any other compensation owed by the Company to Grantee.
g.    Tax Withholding on RSA Vesting. No Company common stock will be released from the restrictions under this Agreement until either (i) Grantee has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws or (ii) Grantee and the Company have made satisfactory provision for the payment of such taxes. Unless otherwise not permitted by the Committee (which may disallow Share withholding at any time), or contrary to an election Grantee submitted to the Company in accordance with established Company policy, the Company shall first withhold such taxes from the Shares (valued at their Fair Market Value) otherwise eligible to become vested under this Award, if any.
h.    280G Best Net. Notwithstanding anything in this Agreement to the contrary, in the event that (A) there is a Change in Control, and (B) the receipt of all payments, distributions or benefits (including, without limitation, accelerated vesting of the RSAs) by the Company in the nature of compensation to or for Grantee’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Grantee to the excise tax under Section 4999 of the Code by virtue of Section 280G of the Code, the number of RSAs which would otherwise become vested on account of the Change in Control may be reduced pursuant to the Change in Control Agreement, if such reduction would result in Grantee having a greater net after-tax Payment than if such RSAs were not reduced and the Payment, or any portion thereof, is subjected to the excise tax under Section 4999 of the Code. Any such reductions will occur only as may be permitted under Section 409A of the Code and shall be coordinated with all other outstanding equity awards then held by the Grantee in the manner that results in the best economic benefit to the Grantee. Any RSAs for which the vesting is not accelerated upon a Change in Control pursuant to this Section 2.h. shall remain in full force and effect and shall continue to be subject to all other vesting terms and conditions contained herein.
i.    Certificates. The RSAs shall be issued in the name of Grantee as of the Grant Date. To the extent that the Company elects to issue stock in certificated form, one or more certificates representing the RSAs shall bear a legend substantially similar to the following, and stop transfer instructions may be given to the transfer agent for the RSAs that are consistent with such legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED SECURITIES AND SUBJECT TO CERTAIN CONDITIONS UNDER THE EVERGY, INC. LONG-TERM INCENTIVE PLAN AND THE APPLICABLE RESTRICTED STOCK AWARD AGREEMENT PURSUANT TO WHICH THE SHARES WERE ISSUED. THESE SHARES ARE SUBJECT TO A RISK OF FORFEITURE AND CANNOT BE SOLD, DONATED, TRANSFERRED OR IN ANY OTHER MANNER ENCUMBERED EXCEPT IN ACCORDANCE WITH THE TERMS OF SUCH PLAN AND AGREEMENT, COPIES OF WHICH ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF EVERGY, INC.
j.    Notice of I.R.C. Section 83(b) Election. If Grantee makes an election under Section 83(b) of the Code, Grantee shall promptly notify the Company of such election.
3.    Amendment. This Agreement may be amended only in the manner provided by the Company evidencing both parties’ agreement to the amendment. This Agreement may also be amended, without prior notice to Grantee and without Grantee’s consent before any Change in Control by the Committee if the Committee in good faith determines the amendment does not materially adversely affect any of Grantee’s rights under this Agreement.
4.    Entire Agreement. This Agreement contains the entire agreement between Grantee and the Company with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties relating thereto.

[Signature Page Follows]

EVERGY, INC.

By:_____________________	By: ____________________
Jerl L. Banning	David A. Campbell
Senior Vice president and
Chief People Officer
Date: January 4, 2021